Fidelity Bankshares, Inc. Announces Stock Repurchase
                 Program And Quarterly Earnings


WEST PALM BEACH, Fla., April 15 -- Fidelity Bankshares, Inc., the holding company for Fidelity Federal Savings Bank of Florida (Nasdaq: FFFL), announced today that its Board of Directors has authorized a stock repurchase program to acquire up to 337,000 shares of the Company's 6,765,653 shares of outstanding common stock. This represents approximately 5% of the total outstanding common stock. Fidelity Bankshares MHC, the Company's Mutual Holding Company parent, owns 3,542,000 shares and the remaining 3,223,653 shares are owned by the public.

Vince A. Elhilow, President and Chief Executive Officer of the Company, stated that the Board of Directors has authorized the repurchase program, which will be in effect for one year. Mr. Elhilow stated that the Board of Directors adopted the Stock Repurchase Program as an additional capital management tool to continue enhancing stockholder value.

According to Mr. Elhilow, any repurchases, if and when made, generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. No shares will be repurchased from Directors or Officers of the Company. Mr. Elhilow explained that the price to be paid for the shares purchased on any open market would not exceed the greater of the highest independent bid or independent sales price of the Company's stock on the Nasdaq National Market. The number of shares to be purchased in the open market during any day generally is not to exceed 25% of the average daily trading volume of the common stock, except for block purchases.

Mr. Elhilow also announced that the Company's net income for the quarter ended March 31, 1997, was $1,234,000 or $.18 per share of common stock. Net income for the quarter ended March 31, 1996 was $1,496,000 or $.22 per share of common stock. Net income for the quarter ended March 31, 1997 includes a non-recurring charge of $125,000, reflecting costs associated with the Company's reorganization into a mid-tier holding company, while net income for the quarter ended March 31, 1996 included non-recurring income of $537,000, relating to gains on sales of securities.

In March the Company declared its regular quarterly dividend of $.20 per share of common stock. This dividend was paid to stockholders on April 15, 1997.

Interest income for the quarter ended March 31, 1997 was $16.3 million compared to $14.3 million for the same quarter in 1996. The Company's interest expense was $9.0 million and $7.6 million for the quarters ended March 31, 1997 and 1996, respectively. Provisions for loan losses decreased to $51,000 for the quarter ended March 31, 1997 from $76,000 for the comparable 1996 quarter. The Company's net interest income after loan loss provisions was $7,279,000 for the quarter ended March 31, 1997 compared to $6,678,000 for the quarter ended March 31, 1996. Other income decreased to $902,000 for the quarter ended March 31, 1997 compared to $1,420,O00 in 1996, due primarily to a decrease in net gain on sale of loans, mortgage-backed securities and investments. Operating expense for the quarter ended March 31, 1997 was $6.0 million compared to $5.6 million for the same quarter in 1996.

                           Fidelity Bankshares, Inc.
                             Financial Highlights


                            Year         Quarter     Quarter
                            Ended         Ended      Ended
                         December 31,    March 31,  March 31,
                            1996           1996       1997

FOR THE PERIOD (Unaudited In Thousands)
    Interest income       $60,240         $14,333    $16,297
    Interest expense       32,131           7,579      8,967
    Net interest income    28,109           6,754      7,330
    Net income              3,550           1,496      1,234

    PER COMMON SHARE
    Net income:
     Primary                $0.53           $0.22      $0.18
     Fully diluted           0.53            0.22       0.18
    Dividends declared       0.70            0.15       0.20
    Book value              12.12           12.18      12.08
    Stock price:
     High                   18.50           16.50      20.00
     Low                    11.75           13.25      17.50
     Close                  17.75           13.25      20.00

    AVERAGE FOR THE PERIOD (In Thousands)
    Assets               $824,025        $783,264   $895,513
    Loans receivable, net 605,507         549,042    674,694
    Mortgage-backed
      securities          135,973         151,629    128,998
    Investments            35,530          35,257     41,696
    Deposits              636,297         601,555    714,820
    Borrowed funds         85,608          82,372     81,949
    Stockholders' equity   81,339          81,513     82,104
/TABLE

    SELECTED RATIOS
    Return on average assets                 0.43%           0.76%      0.55%
    Return on average equity                 4.36%           7.34%      6.01%
    Interest rate spread on average
      assets for the period                  3.14%           3.19%      3.05%
    Net yield on average interest
      earning assets for the period          3.62%           3.67%      3.47%
    Interest rate spread at end of
     period                                  3.20%           3.45%      3.15%
    Net yield on interest earning assets
     at end of period                        3.61%           3.85%      3.57%
    Ratio of interest earning assets to
     interest bearing liabilities at end
     of period                             109.99%         106.10%    109.94%
    Ratio of non performing assets to
     total asset                             0.39%           0.37%      0.31%
    Ratio of valuation allowances to non
     performing assets                      66.53%          76.39%     74.23%
    Ratio of valuation allowances to loans
     receivable, net                         0.34%           0.39%      0.31%
    Stockholders' equity as a percentage
     of assets                               9.36%          10.24%      8.82%

    PERIOD END (Unaudited In Thousands)
    Total assets                         $873,562        $791,897   $926,891
    Investments                            41,740          24,957     43,801
    Loans receivable, net                 661,700         571,299    688,298
    Mortgage-backed securities            123,599         135,148    143,660
    Deposits                              694,718         611,327    743,850
    Borrowed funds                         83,621          78,040     81,104
    Stockholders' equity                   81,723          81,076     81,755

                            Selected Unaudited Financial Data
                                Fidelity Bankshares, Inc.

                                              March 31,
                                     1996                    1997
                                             (In Thousands)
    Selected Financial Data:
    Total assets                 $791,897                $926,891
    Loans, net                    571,299                 688,298
    Cash and cash equivalents      25,055                  44,781
    Assets available for sale     145,611                 154,635
    Real estate owned                 389                     853
    Deposits                      611,327                 743,850
    FHLB advances                  76,729                  80,069
    Stockholders' equity           81,076                  81,755

TABLE

                      Selected Unaudited Operating Data
                          Fidelity Bankshares, Inc.

                                              Quarter Ended
                                                March 31,
                                      1996                  1997
                                             (In Thousands)

    Selected Operating Data:
     Interest income              $14,333                 $16,297
     Interest expense               7,579                   8,967

     Net interest income            6,754                   7,330
    Provision for loan losses          76                      51
     Net interest income after
      provision for loan losses     6,678                   7,279

    Other income                    1,420                     902
    Operating expense               5,552                   6,041

    Income before taxes             2,546                   2,140
    Provision for income taxes      1,050                     906

    Net income                     $1,496                  $1,234